Exhibit 99.2

Toyota Property, Business Highlights FY13 Q3

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TOYOTA MOTOR SALES (TMS), U.S.A. INC. MONTHLY RESULTS

[]   The U. S. automobile SAAR figure for January 2013 came in at 15.2M units, above 15M units for the third consecutive month.

[]   TMS January sales totaled 157,725 units, up 26.6%Liabilities from January
     2012 volume.

[]   Prius family January 2013 sales volume rose 36.5% compared to January 2012
     v lume. Lexus (volume) Shareh continued to increase driven o by new model launches.

[]   North American production for January 2013 (totaled) Total112,794 units, a volume increase of 25.5% from January 2012.

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Source: Toyota, Bloomberg, Ward's Automotive andGroup.
Toyota Division r pr s nts Toyota and Scion vehicle sales.
Scion sales for January 2013 totaled 4,893 units, up 38.4% from January 2012
Scion volume.
TMS monthly results include fleet sales volume.

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TOYOTA MOTOR CORPORATION (TMC) FINANCIAL RESULTS

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[]   "Other" consists of Central and South America, Oceania, Africa and the
     Middle East, etc.
Source: Toyota Motor Corporation company filings.

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TOYOTA MOTOR CREDIT CORPORATION (TMCC) FINANCIAL RESULTS

- Our consolidated results for the third quarter of fiscal 2013 decreased as compared to the same period in fiscal 2012 primarily due to increases in interest expense, depreciation on operating leases and provision for credit losses and a decrease in total financing revenue.
- Market share in the third quarter of fiscal 2013 increased to 59.6% from 53.4% in the prior fiscal year period. Financing volume increased driven primarily by the increased supply of new Toyota and Lexus vehicles and an increase in TMS subvention.
- Net charge-offs as a percentage of average gross earning assets increased from .21% at December 31, 2011 to .28% at December 31, 2012 due primarily to lower recoveries.

U.S. dollars in millions

TMCC financial performance	Q3 FY2012	Q3 FY2013
Total financing revenues	$1,835	$1,815
Income before income taxes	698	439
Net Income	432	283
Debt-to-Equity Ratio	10.1x	9.5x


TFS - Market Share[1]
Q3 FY2012
Q3 FY2013
Q3 FY2013
59.6%
Q3 FY2012
53.4%


TMCC - Percentage of contracts subvened
Q3 FY2012
Q3 FY2013
100%
80%
60%
40%
20%
0%
58.8%
46.6%
37.8%
30.0%
85.2%
78.5%
New retail contracts
Used retail contracts
Lease contracts


TMCC - Vehicle financing volume
Q3 FY2012
Q3 FY2013
units in thousands
200
150
100
50
0
160
133
74
70
79
54
New retail contracts
Used retail contracts
Lease contracts


TMCC - Consumer portfolio credit performance*
Net charge-offs as a percentage of average gross earning assets
Aggregate balances for accounts 60 or more days past due as a percentage of gross earning assets
1.50%
1.25%
1.00%
0.75%
0.50%
0.25%
0.00%
Q3 FY2009
Q3 FY2010
Q3 FY2011
Q3 FY2012
Q3 FY2013

[1]Toyota Financial Services (TFS) market share represents the percentage of total domestic TMS sales of new Toyota and Lexus vehicles financed by us, excluding non-Toyota/Lexus sales, sales under dealer rental car and commercial fleet programs and sales of a private Toyota distributor.
*TMCC consumer portfolio includes TMCC and its consolidated subsidiaries

NORTH AMERICAN SHORT-TERM FUNDING PROGRAMS

- Toyota Motor Credit Corporation (TMCC), Toyota Credit de Puerto Rico Corp. (TCPR), and Toyota Credit Canada Inc. (TCCI)† maintain direct relationships with institutional commercial paper investors through its **Sales & Trading team**, providing each access to a variety of domestic and global markets through three, distinct 3(a)(3) programs.
- For the third quarter of fiscal 2013, TMCC and TCPR commercial paper programs ranged from approximately $21.4 billion to $26.4 billion with an average outstanding balance of $24.1 billion. As of December 31, 2012 the programs had an average remaining maturity of 68 days.


TMCC consolidated financial liabilities comparison
Amount ($billions)
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
8.9
45.7
21.2
7.9
43.5
24.9
Secured notes & loans payable
Unsecured notes & loans payable
Commercial Paper
Q3 FY2012
Q3 FY2013

†TCCI and TMCC are subsidiaries of Toyota Financial Services Corporation, a wholly-owned subsidiary of Toyota Motor Corporation.
‡TMCC consolidated financial liabilities include TMCC and its consolidated subsidiaries, which includes TCPR.

LET'S GO PLACES

- Nearly 70% of what Toyota sells in the U.S. is built in North America, with 10 plants located in the U.S. producing 9 models.
- TMCC has updated its Investor Relations site. Please visit **www.toyotafinancial.com**, and select *Investor Relations* located in the upper-right hand corner of the browsing page.
- Toyota has recently created the Toyota in Action website highlighting the company's operations and innovations across the United States. Please visit **www.toyotainaction.com**, to learn more about our U.S. activities and impact.

Forward looking statements are subject to risks and uncertainties that could cause actual results to fall short of current expectations. Toyota and its affiliates discuss these risks and uncertainties in filings they make with the Securities and Exchange Commission. This presentation does not constitute an offer to purchase any securities. Any offer or sale of securities will be made only by means of a prospectus and related documentation.

The **Toyota Financial Services Sales & Trading team** engages in direct dialogue with institutional investors delivering a variety of fixed income products to meet our clients' investment objectives and risk tolerances. We focus on providing simple, personal, and proactive service in the execution of all trades.

Sales & Trading Contacts
Jeff Carter
Head of Sales & Trading
(310) 468-6197
jeff_carter@toyota.com

Nicholas Ro
Sales & Trading Manager
(310) 468-7758
nicholas_ro@toyota.com

East Region
David Johnson
Treasury Manager - East Region
(310) 468-7343
david_johnson@toyota.com

Richard Kinzly
East Region Representative
(310) 468-5302
richard_kinzly@toyota.com

Central Region
Hank Kim
Central Region Representative
(310) 468-3518
hank_kim@toyota.com

Darren Marco
Central Region Representative
(310) 468-5330
darren_marco@toyota.com

West Region
Ricky Chen
West Region Representative
(310) 468-3509
ricky_chen@toyota.com

Please direct all inquiries to (800) 292-1147 or email us at tfs_trading@toyota.com